Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland American Retail Real Estate Trust, Inc.:

We consent to the use of our report dated January 21, 2005, with respect to the balance sheet of Inland American Real Estate Trust, Inc., as of December 31, 2004, and the related statements of operations, stockholder’s equity, and cash flow for the period from October 4, 2004 (inception) through December 31, 2004, incorporated herein by reference.

We consent to the use of the following reports, all included herein:

•      our report dated December 17, 2005 related to the historical summary of gross income and direct operating expenses of Triangle Mall for the year ended December 31, 2004,

•      our report dated January 9, 2006 related to the historical summary of gross income and direct operating expenses of Lakeview for the year ended December 31, 2004,

•      our report dated December 16, 2005 related to the historical summary of gross income and direct operating expenses of Monadnock Marketplace for the year ended December 31, 2004,

•      our report dated December 17, 2005 related to the combined historical summary of gross income and direct operating expenses of the Properties acquired from New Quest Properties for the year ended December 31, 2004,

•      our report dated November 15, 2005 related to the historical summary of gross income and direct operating expenses of Lakewood for the year ended December 31, 2004,

We consent to the reference to our firm under the heading “Experts” herein.  Our reports related to the above Historical Summaries of gross income and direct operating expenses refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

KPMG LLP

Chicago, Illinois

January 11, 2006